NYSE MKT LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 1, 2013

Pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder, NYSE MKT LLC (“NYSE MKT” or the “Exchange”), has determined to strike from listing and registration on the Exchange the following:

Innovaro, Inc.

Common Stock, $.01 par value

Commission File Number – 001-15941

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreement with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(ii) of the Company Guide, which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $4 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years.

(b)

Section 1003(a)(iii) of the Company Guide, which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years.

(c)

Section 1003(a)(iv) of the Company Guide, which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.

2.

The common stock of Innovaro, Inc. (the “Company”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Years Ended December 31,	Net Loss
2011	($4,921,000)
2010	($19,138,000)
2009	($15,264,000)
2008	($24,833,000)
2007	($8,477,000)

(b)

In its Form 10-Q for the period ended March 31, 2012, the Company reported cash of $162,000, a working capital deficit of $2,221,000, and net losses of $1,308,000.  The Company also disclosed that because of its cash position, working capital and expected revenues, it did not expect that it will be able to fund its scheduled debt service payments and its operating requirements for the next twelve months.

(c)

In its Form 10-Q for the period ended June 30, 2012, the Company reported stockholders’ equity, excluding non-controlling interest, of $4,903,000.

(d)

In its Form 10-Q for the period ended September 30, 2012, the Company reported a stockholders’ equity, excluding non-controlling interest, of $3,789,000.

2.

In reviewing the eligibility of the Company’s common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On June 12, 2012, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ended March 31, 2012, the Company was not in compliance with Section 1003(a)(iv) of the Company Guide in that that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a business plan outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On July 12, 2012, the Company submitted a plan to regain compliance with Section 1003(a)(iv) of the Company Guide (the “Financial Impairment Plan”) by November 30, 2012 (“Financial Impairment Plan Period”).

(c)

On August 16, 2012, the Company was notified by the Exchange that following a review of its Form 10-Q for the period ended June 30, 2012, the Company was not in compliance with Section 1003(a)(iii) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that reported stockholders’ equity below $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years. In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a business plan outlining its plan to regain compliance with the Exchange’s continued listing standards, specifically Section 1003(a)(iii) of the Company Guide.

(d)

On August 24, 2012 the Exchange notified the Company that it had accepted the Financial Impairment Plan.

(e)

On September 14, 2012, the Company submitted a plan to regain compliance with Section 1003(a)(iii) of the Company Guide (the “Equity Plan”) by December 12, 2013.

(f)

On October 19, 2012, the Exchange notified the Company that it has accepted the Equity Plan.

(g)

On November 27, 2012, the Company submitted revised financial projections and a request for an extension to its Financial Impairment Plan Period to January 30, 2013.

(h)

After careful review of the Company’s extension request and financial projections provided by the Company, Staff determined, on behalf of the Exchange, to reject the extension request.  On December 4, 2012, the Company was notified that the Exchange had determined to initiate immediate delisting proceedings against the Company because of its: (i) failure to make progress consistent with the Financial Impairment Plan; (ii) failure to submit financial projections that demonstrated an ability to regain and sustain compliance with the continued listing standards; and (iii) continued non-compliance with the continued listing standards (the “Staff Determination”).  The Company was also informed of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (the “Panel”) within seven days of the Staff Determination, or by December 11, 2012.

(i)

The Company appealed the Staff Determination to the Panel within the requisite time period.

(j)

On February 22, 2013, an oral hearing was held before the Panel.

(k)

By letter dated March 5, 2013, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request the Exchange’s Committee of Securities review the Panel’s decision within fifteen calendar days.

(l)

The Company did not appeal the Panel’s decision within the requisite time period and has not otherwise regained compliance with the continued listing standards. To date, the Company remains non-compliant with Sections 1003(a)(iii), 1003(a)(ii) and 1003(a)(iv) of the Company Guide.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

2.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

3.

The Exchange official whose signature is set forth below is duly authorized to file this application.

4.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s common stock from listing and/or registration by issuing a press release and posting notice on www.nyx.com.  Further, a copy of this application has been forwarded to Mr. Asa Lanum, Chief Executive Officer, Innovaro, Inc., at the Company’s last known business address.

Janice O’Neill

Senior Vice President

Corporate Compliance

NYSE MKT LLC